Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Ed Murray, WY Secretary of State
FILED: 11/21/2016 09:09 AM
Original ID: 2008-000554438
Amendment ID: 2016-001977991

Profit Corporation
Articles of Amendment

1. Corporation name:

StreamTrack, Inc.

2. Article(s) I and IV A is amended as follows:

Article I: The name of this Corporation is Total Sports Media, Inc.
Article IV A: Capitalization. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 45,000,000, consisting of (a) 40,000,000 shares of Common Stock, par value $0.0001 per share ("Common Stock"), and (b) Five Million (5,000,000) shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock"). Effective upon the date of filing of this amendment, the Corporation shall effect a one-for-eight hundred reverse split whereby each share of Common Stock, par value $0.0001 per share shall become and be converted into 0.00125 shares of Common Stock, par value $0.0001 per share. In connection with the reverse split, no fractional shares shall be issued. In lieu of fractional shares, each holder will, upon surrender of the certificates representing shares of old Common Stock, receive such additional fractional share as will result in the holder having a whole number of shares.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 10/13/2015
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

OR

Received
NOV 18 2016
Secretary of State
Wyoming

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

The amendment was duly approved by shareholders in the manner required by this act and by the articles of incorporation.

Signature: [signature]

Date: 11/16/2016
(mm/dd/yyyy)

Print Name: Michael Hill

Title: Chief Executive Officer

Contact Person: Michael Hill

Daytime Phone Number: (805) 308-9151

Email: michael@streamtrack.com

Checklist

- [ ] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [ ] The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- [ ] Please submit one **originally signed** document and one exact photocopy of the filing.

STATE OF WYOMING
Office of the Secretary of State

I, ED MURRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: **Total Sports Media, Inc.**
Old Name: **Stream Track, Inc**

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **21st** day of **November**, **2016**

Secretary of State

By: Kit Bennett

Filed Date: 11/21/2016